EXHIBIT 10.1

July 7th, 2011

PRIVATE & CONFIDENTIAL

Mr. Marc Askenasi
President
Baron Group Ventures
519-955 Queen Street West
Toronto, On M6J 3X5

Re:      Acquisition of NOWPHIT

Dear Mr. Askenasi:

The following outlines our most recent discussions and understandings with respect to the proposed acquisition (the “Acquisition”) from Baron Group Ventures (“BGV” or the “Vendor”) of one hundred percent (100%) of the issued and outstanding common shares of a to be formed company to be named NOWPHIT Holdings Inc. (“NP Holdings”) by InterAmerican Gaming Inc. (“IAG”), a publicly traded company whose shares are listed on the Over-the-Counter Pink Sheets in the United States of America and trade under the symbol IAGM, or a subsidiary of the IAG (the “Purchaser”). The Acquisition will be subject to the entering into of a formal purchase agreement (“Purchase Agreement”) between the Purchaser and the Vendor.

NP Holdings is a to-be-formed holding company that is being created by BGV to hold an eighty and one tenth percent (“80.1%”) share in NOWPHIT Operations Inc. an Ontario Corporation (“NP Operations”) that has developed a proprietary personal health and fitness solution known as NOWPHIT. The NOWPHIT solution incorporates social gaming, hardware technology for fitness equipment as well as web and mobile based applications that empowers and inspires individuals to improve their personal health and fitness. NP Operations owns all of the intellectual property rights, all web and mobile solutions and services, and the corresponding software, hardware, equipment, licenses, agreements, trademarks, trade names, websites and Internet domain names necessary to operate the NOWPHIT’s health and fitness solution.

All dollar amounts herein shall be in United States Dollars unless otherwise stated.

1. Payment of Purchase Price

The consideration payable on Closing (as defined in paragraph 6) shall be paid as follows:

(i)
by the issuance by the Purchaser to the Vendor of sixty-five million (65,000,000) Common Shares of InterAmerican Gaming Inc., in exchange for one hundred percent (100%) of the outstanding shares of NP Holdings on a “rollover” basis. The share amount is subject to adjustment if any shares are issued prior to Closing (as defined in paragraph 6) for the settlement of any historical liabilities of IAG.

(ii)
IAG acknowledges that pursuant to its ownership it shall fund the development of NP Operations in full through interest free recourse loans to a maximum of $5 million. If this maximum amount is reached, shareholders of NP Operations will then have to fund their pro rata share of any further capital requirements. The IAG loan will be repaid out of first profits of NP Operations. If for any reason IAG is unable to meet the financial requirements of NP Operations, then NP Operations will be able to seek its own equity or debt financing from other shareholders or third parties. The details of these arrangements will be outlined in the NP Operations Shareholder Agreement which will be executed at closing.

2. Management Agreements

The Purchaser will enter into a management agreement with BGV for the services of Marc Askenasi. On closing, Mr. Marc Askenasi will become the President and Chief Executive Officer of the Purchaser. The management agreement will include a minimum monthly fee of fifteen thousand dollars ($15,000) per month, a car allowance, and bonuses at the discretion of the Compensation Committee of the Board of Directors. The management agreement will commence on Closing (as defined in paragraph 6). This management contract will be for a three-year term with a severance of one hundred and fifty percent (150%) of the balance owing under the management agreement to a maximum of two hundred and fifty thousand dollars ($250,000). The management agreement will contain other standard provisions common to a management agreement of this type, including non-competition and change of control clauses.

3. Conditions of Purchase

The Purchase Agreement will contain certain conditions, including, without limitation, the following:

(a)	Conduct of Business

From the date of acceptance of this Letter of Intent, the Vendor shall cause the business, operations and affairs of NP Operations to be operated only in the ordinary and normal course consistent with past practice, to preserve its property, assets, operations and goodwill and to pay and discharge its liabilities in the ordinary course and consistent with past practice.

(b)	Debt Restructuring Requirements

The Purchaser will settle its outstanding obligations to GameCorp Ltd. prior to closing. All other debt and accounts payable shall be either settled prior to closing or disclosed and approved by the Vendor prior to closing.

(c)	Approvals

Each of the parties will take all necessary action to obtain any regulatory, shareholder or Board of Directors approvals necessary in respect of the Acquisition.

(d)	Changes to the Board of Directors

Marc Askenasi and one additional nominee’s of the Vendor will join the Board of Directors of the Purchaser with two of the existing Directors of the Purchaser resigning.

(e)	Investigations and Due Diligence

(i)
Immediately following the acceptance of this letter of intent by the Vendor, the Purchaser shall be entitled to conduct at their expense a comprehensive and unrestricted due diligence examination of the property, assets, business and affairs of NP Operations and BGV and the Vendor shall cooperate in facilitating such examination. As part of the examination, all documentation required to carry out an examination of the affairs of NP Operations and BGV will be made available to the Purchaser and their accountants and solicitors upon their request. Such documentation will include, without limitation, all of the books and records, financial statements, contracts, leases, mortgages, licences, tax returns, and bank records. It will be a condition of closing that the Purchaser shall be entirely satisfied with the results of its examinations.

(ii)
Immediately following the acceptance of this letter of intent by the Vendor, the Vendor shall be entitled to conduct at their expense a comprehensive and unrestricted due diligence examination of the property, assets, business and affairs of the Purchaser and the Purchaser shall cooperate in facilitating such examination. As part of the examination, all documentation required to carry out an examination of the affairs of the Purchaser will be made available to the Vendor and their accountants and solicitors upon their request. Such documentation will include, without limitation, all of the books and records, financial statements, contracts, leases, mortgages, licences, tax returns, and bank records. It will be a condition of closing that the Vendor shall be entirely satisfied with the results of its examinations.

4. Applicable Law

The Purchase Agreement and this Letter of Intent shall be governed by and construed in accordance with the laws of the State of Nevada.

5. Confidentiality

Other than as required by applicable law, the parties hereto shall keep strictly confidential the existence of this letter, the fact that negotiations are taking place and all documentation and information which is disclosed to them in connection with this transaction and shall cause their accountants, solicitors, agents and employees to observe this covenant, which is of indefinite duration. Both parties acknowledge that the Purchaser is a publicly traded company and that the Purchaser will be required to make a public disclosure regarding this agreement. The Purchaser will allow the Vendor to approve the language of any public disclosure prior to dissemination.

6. Closing

The transaction contemplated herein shall be completed on the earlier of the date that all required approvals are obtained and August 5th, 2011 (“Closing”), or on such other date as the parties may agree in writing. The parties covenant that they will diligently work to close this transaction as soon as possible. Notwithstanding the foregoing, if this transaction does not close for any reason on or prior to August 19th, 2011, then this agreement shall have no further force and effect and each party will have deemed to have released the other from any obligations.

7. Exclusivity of Dealing

During the period from the acceptance of this letter to the Closing or termination hereof, the Vendor will deal exclusively with the Purchaser in respect of the sale or proposed sale of any part of NP Operations and not (directly or indirectly) negotiate with any person, corporation or other entity, or furnish data to any third party, or solicit or entertain any proposal from any third party relating to the sale or proposed sale of NP Operations or any material part of the assets of NP Operations out of the ordinary course of business.

8. Formal Agreement

The parties agree to negotiate in good faith to finalize the Purchase Agreement incorporating the provisions of this letter and all terms and conditions usually associated with a transaction of this nature, including, without limitation, indemnities, covenants, representations and warranties and other provisions required to address specific issues unique to the proposed transaction on or before August 5th, 2011.

9. Costs

The Purchase Agreement will provide that all parties shall bear their own expenses, including without limitation, fees for legal counsel, accountants, environmental consultants and other consultants, representatives and agents, incurred in connection with this transaction except where otherwise specifically agreed upon.

<SIGNATURE PAGE TO FOLLOW>

Sincerely,

InterAmerican Gaming Inc.

By:           /s/ John G. Simmonds_________
Name:      John G. Simmonds
Title:        Chairman and Chief Executive Officer

Agreed and accepted, this 7th day of July, 2011 by:

On behalf of the Vendor:

By:           /s/ Marc Askenasi_____________
Name:      Marc Askenasi
Title:        President and Principal Shareholder